EXHIBIT 4.3

DESCRIPTION OF SECURITIES

General

 We were formed as a corporation under the laws of the State of Delaware. The rights of our stockholders are governed by Delaware law as well as our Amended and Restated Certificate of Incorporation (our “Charter”) and our Amended and Restated Bylaws (our “Bylaws”), and, for holders of shares of our Class B Common Stock, by our Amended and Restated Class B Stockholders Agreement (the “Class B Stockholders Agreement”). The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Charter, our Bylaws and the Class B Stockholders Agreement. For a complete description of our capital stock, you should refer to our Charter, our Bylaws the Class B Stockholders Agreement, and applicable provisions of the Delaware General Corporation Law (the “DGCL”).

 As of March 15, 2024, our authorized capital stock consists of 85,000,000 shares of Common Stock, par value $0.001 per share. Of that amount, as of March 17, 2025, (i) 27,500,000 shares have been designated as Class A Common Stock, with 11,270,828 shares of Class A Common Stock issued and outstanding; (ii) 4,000,000 shares have been designated as Class B Common Stock, with 3,005,416 shares of Class B Common Stock issued and outstanding; (iii) 38,000,000 shares have been designated as Class C Common Stock, with 3,381,637 shares of Class C Common Stock issued and outstanding; and (iv) 15,500,000 shares have been designated as Class F Common Stock, with 9,786,312 shares of Class F Common Stock issued and outstanding.

Common Stock

 Voting Rights

 The holders of each class of our Common Stock vote together as a single class on each matter to be voted on by our stockholders, including the election of directors, except as noted below in “Election of Directors”. On each such matter, each outstanding share of Class A Common Stock and Class F Common Stock is entitled to five (5) votes, each outstanding share of Class B Common Stock is entitled to fifty-five (55) votes, and each outstanding share of Class C Common Stock is entitled to one (1) vote. There is no cumulative voting.

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The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class F Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote, voting together as a single class. The amendment or repeal of the Charter, or the adoption of any provision thereof, requires the affirmative vote of (i) the holders of the majority of the voting power of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of a majority of the voting power of the outstanding shares of two of the following classes of Common Stock: the Class A Common Stock, the Class B Common Stock and the Class F Common Stock, each voting separately as a class.

Board Size

The total number of authorized directors that constitute our Board of Directors (the “Board”) shall be fixed and determined by the Board pursuant to a resolution adopted by a majority of the Board. The number is currently set to five (5) directors. The Board must consist of at least one (1) director who is elected by our Class A common stockholders, one (1) director who is elected by our Class B common stockholders, and (1) director who is elected by our Class F common stockholders. Once the number of shares of our Class C common stock exceed five percent (5.0%) of the total issued and outstanding shares of common stock of the Company, our Class C common stockholders will have the right to elect one (1) director to the Board, and the number of directors elected by the Class C common stockholders shall be at least one (1) director less than the number of directors elected by each of the other classes of common stock.

Election of Directors

 So long as shares of our Class F common stock, Class A common stock or our Class B common stock remain outstanding, holders of such shares will have the right to elect one (1) director to the Board each year, voting separately as a class, at our annual meeting of stockholders. The number of directors elected by our Class F common stockholders, our Class A common stockholders, and our Class B common stockholders must be equal.

Once the number of shares of our Class C common stock, issued and outstanding, exceeds five percent (5.0%) of the total, issued and outstanding, shares of common stock, the Class C common stockholders will have the right to elect one (1) director to the Board each year, voting separately as a class, at our annual meeting of stockholders. The number of directors elected by our Class C common stockholders shall be at least one (1) director less than the number of directors elected by each of the other classes of common stock. If at any time, shall there be no shares of our Class A common stock, our Class B common

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stock, or our Class F common stock, issued and outstanding, then the holders of Class C common stock will gain the rights to elect the directors associated with the class of common stock for which no shares are issued and outstanding.

Meetings

The annual meeting of the stockholders shall be held at such date, time and place, if any, as shall be determined by the Board and stated in the notice of the meeting. Special meetings of the stockholders shall be called by the Board, chairperson of our Board, the Chief Executive Officer or President (in the absence of a Chief Executive Officer), or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10.0%) of the votes at that meeting. The only business that may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

Dividends

Dividends may be paid on the outstanding shares of our Common Stock as and when declared by the Board, out of funds legally available therefor.

Right to Receive Liquidation Distributions

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of our Common Stock will be entitled to share ratably in the distributable assets of the Company remaining after satisfaction of the prior preferential rights of any preferred stock, if any, and the satisfaction of all of our debts and liabilities.

Rights and Preferences

Holders of Common Stock shall have the same rights and privileges and shall rank equally with, and have identical rights and privileges as, holders of all other shares of the Common Stock, except with regard to voting rights as described above. Other than the conversion rights described below, holders of the Company’s Common Stock have no preemptive, exchange, sinking fund, redemption or other rights.

Voluntary and Automatic Conversion into Class C Common Stock

Each share of Class A Common Stock, Class B Common Stock and Class F Common Stock shall be convertible into one share of Class C Common Stock at the option of the holder at any time upon written notice to the Company's transfer agent.

 In addition, each share of Class A Common Stock, Class B Common Stock and Class F Common Stock shall automatically convert into one share of Class C Common Stock upon the earliest of (i) certain transfers of such shares, (ii) in the case of shares of Class B Common Stock, the date on which a holder owns, together with its affiliates, more than

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8,333 shares of Class B Common Stock (the “Class B Cap”), but only the shares the holder owns, together with its affiliates, above the Class B Cap will be so converted, and (iii) the date specified by a written notice and certification request by the Company to the holder of such share(s) requesting a certification verifying such holder’s ownership of such share(s) and confirming that a conversion to Class C Common Stock has not occurred, provided that no automatic conversion shall occur where the holder furnishes a certification satisfactory to the Company prior to the specified date (in each case, as more fully set forth in our Amended and Restated Certificate of Incorporation).

 Finally, each share of Class A Common Stock, Class B Common Stock and Class F Common Stock held of record by a natural person shall automatically convert into one share of Class C Common Stock upon the death or permanent incapacity of such holder (as more fully set forth in our Charter).

Conversion of Class A Common Stock into Class F Common Stock

During 2022, current and prior Company employees and contractors with shares of Class A Common Stock elected to convert their Class A Common Stock into shares of Class F Common Stock. Class F Common Stock is exclusively reserved for current and prior employees and contractors of the Company.

 The conversion of Class A Common Stock to Class F Common Stock has no impact on the overall number of outstanding shares of the Company's Common Stock. However, any such conversion will affect the ownership and voting rights of the respective shareholders.

Restrictions on Ownership and Transfer

Our Bylaws provide for a right of first refusal on behalf of the Company to purchase a stockholder’s shares of Common Stock prior to any sale, assignment, pledge or transfer thereof, subject to certain exemptions described in our Charter. Such provisions may have the effect of discouraging, delaying or preventing a merger or other transaction that a stockholder may consider favorable.

Description of Charter and Bylaws

The Company is governed by our Charter and our Bylaws. The following summary describes certain material provisions of our Charter and our Bylaws, but does not purport to be a complete description of our Charter, our Bylaws or any combination of the two, and is qualified in its entirety by the provisions of our Charter and our Bylaws, copies of which are filed as exhibits to this Annual Report on Form 10-K.

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Board of Directors

 Subject to our stockholders’ rights to consent to certain transactions as provided under the DGCL, the business and affairs of the Company are controlled by, and all powers are exercised by, our Board. Our Board is required to consist of a number of directors to be set from time to time by the Board, subject to certain requirements for representation of each class of Common Stock.

 As of the date of this Annual Report on Form 10-K, our Board is comprised of Neal Harmon, Paul Ahlstrom and Katie Liljenquist. Our Board is elected each year at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, or by a sole remaining director. Any other vacancies occurring in our Board may be filled by the affirmative vote of the remaining directors, subject to, in certain scenarios, an overriding vote by the stockholders entitled to vote in such decision. A director may resign at any time, and the stockholders may remove a director at any time, with or without cause, by the affirmative vote of a majority of stockholders entitled to vote in such decision. Additionally, the Board may, pursuant to a resolution adopted by a majority of the Board, provide for one or more additional authorized directors to be elected by all stockholders in order to bring certain subject matter experience or expertise to the Board.

The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Our Board may designate one or more committees. Such committees must consist of one or more directors. Any such committee, to the extent permitted by applicable law, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

Officers

The Board has the authority to select the officers of the Company. As of the date of this Annual Report on Form 10-K, the Company’s officers consist of a Chief Executive Officer, a Chief Content Officer, a President, a Chief Operating Officer and a Chief Financial Officer and Secretary. In addition, the Board may elect a chairperson, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the Bylaws. Two or more offices may be held by the same person. Currently, our officers are:

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(i) Neal Harmon, Chief Executive Officer; (ii) Jeffrey Harmon, Chief Content Officer; (iii) Jordan Harmon, President, (iv) Elizabeth Ellis, Chief Operating Officer and (v) Patrick Reilly, Chief Financial Officer and Secretary.

At the first meeting of the Board following the annual meeting of stockholders, the Board appoints the officers, however, the Board may also empower the Chief Executive Officer, or the President in the absence of a Chief Executive Officer, to appoint subordinate officers and agents for us. Each officer so elected holds office until such officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Each officer is required to perform such duties as are provided in the Bylaws or as the Board may from time to time determine. Subject to the rights, if any, of an officer under any employment agreement, any officer may be removed, with or without cause, by the affirmative vote of a majority of the Board. An officer may resign at any time on giving notice to the Board. Our Chief Executive Officer is in charge of the general affairs of the Company, subject to the oversight of the Board. In case any officer is absent, or for any other reason the Board may deem sufficient, the Chief Executive Officer or the Board may delegate the powers and duties of such officer to any other officer or to any director.

Indemnification

The Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director or officer of the Company made or threatened to be made a party to or who is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company has the power to indemnify, to the fullest extent permitted by law, any employee or agent of the Company made or threatened to be made a party to or who is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss

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suffered and expenses reasonably incurred by such person in connection with any such Proceeding.